UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of

                       the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): December 18, 2002


                               CALPINE CORPORATION

                            (A Delaware Corporation)

                        Commission File Number: 001-12079

                  I.R.S. Employer Identification No. 77-0212977


                           50 West San Fernando Street

                           San Jose, California 95113

                            Telephone: (408) 995-5115

ITEM 5. OTHER EVENTS

On December 18, 2002, Calpine Corporation announced that it has completed the previously announced sale of its 180-megawatt De Pere Energy Center in De Pere, Wisconsin.


ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(a)      Not applicable.

(b)      Not applicable.

(c)      Exhibits.

          99.0 Press release dated December 18, 2002 - Calpine Completes Sale of De Pere Energy Center


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                               CALPINE CORPORATION


                          By: /s/ Charles B. Clark, Jr.
                              -------------------------
                              Charles B. Clark, Jr.
                      Senior Vice President and Controller
                            Chief Accounting Officer

Date:  December 18, 2002

EXHIBIT 99.0

NEWS RELEASE                                                           CONTACTS:
                                    Media Relations: Gail Petersen, 713/830-8831
                           Investor Relations: Rick Barraza, 408/995-5115, X1125


                 CALPINE COMPLETES SALE OF DE PERE ENERGY CENTER

                      Enhances Liquidity Position With Sale

     (SAN JOSE, CALIF.) December 18, 2002--Calpine Corporation [NYSE:CPN], the nation's leading independent power company, announced today that it has completed the previously announced sale of its 180-megawatt De Pere Energy Center in De Pere, Wis. The facility was sold to Wisconsin Public Service for $120.4 million, which included $72 million in cash at closing and a $48.4 million payment due in December 2003. Subsequent to this transaction, Calpine sold its right to the December 2003 payment to a third party for approximately $46 million. The Wisconsin Public Service Commission approved the sale in November 2002.

     Wisconsin Public Service will operate the energy center with the help of some of the plant's current employees during a transition period. As part of the transaction, an existing power sales agreement was terminated. Wisconsin Public Service has since entered into a new power sales agreement to purchase up to 235 megawatts from the Calpine Sherry Energy Center to be built near Marshfield, Wis. Calpine also owns the 460-megawatt Rockgen Energy Center in Cambridge and is in the early stages of construction on the 600-megawatt Riverside Energy Center in Beloit, Wis.

     "As an independent power producer, Calpine remains committed to supplying the State of Wisconsin with clean, reliable power," said Calpine Vice President of Business Development Jim Shield. "We see the De Pere transaction as a unique opportunity to increase Calpine's liquidity while at the same time providing the state of Wisconsin with long-term, low-cost power to meet the state's future needs."

     Based in San Jose, Calif., Calpine Corporation is a leading independent power company that is dedicated to providing wholesale and industrial customers with clean, efficient, natural gas-fired power generation. It generates and markets power through plants it develops, owns and operates in 23 states in the United States, three provinces in Canada and in the United Kingdom. Calpine is also the world's largest producer of renewable geothermal energy, and it owns approximately 1.0 trillion cubic feet equivalent of proved natural gas reserves in Canada and the United States. The company was founded in 1984 and is publicly traded on the New York Stock Exchange under the symbol CPN. For more information about Calpine, visit its website at www.calpine.com.

     This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements such as those concerning Calpine Corporation's ("the Company") expected financial performance and its strategic and operational plans, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, such as, but not limited to: (i) the timing and extent of deregulation of energy markets and the rules and regulations adopted on a transitional basis with respect thereto; (ii) the timing and extent of changes in commodity prices for energy, particularly natural gas and electricity; (iii) commercial operations of new plants that may be delayed or prevented because of various development and construction risks, such as a failure to obtain the necessary permits to operate, failure of third-party contractors to perform their contractual obligations or failure to obtain financing on acceptable terms; (iv) unscheduled outages of operating plants; (v) unseasonable weather patterns that produce reduced demand for power; (vi) systemic economic slowdowns, which can adversely affect consumption of power by businesses and consumers; (vii) actual costs being higher than preliminary cost estimates; and (viii) other risks identified from time-to-time in our reports and registration statements filed with the SEC, including the risk factors identified in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 and in our Annual Report on Form 10-K for the year ended December 31, 2001, which can be found on the Company's web site at www.calpine.com. All information set forth in this news release is as of today's date, and the Company undertakes no duty to update this information.